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                                                                       Exhibit 8

                  [LETTERHEAD OF SIDLEY AUSTIN BROWN & WOOD]

               A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS



                                 May 31, 2001


Household Finance Corporation
2700 Sanders Road
Prospect Heights IL 60070


Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission by Household Finance Corporation (the "Company") on or about May 31, 2001 and to the prospectus (the "Prospectus") included in such Registration Statement relating to the issuance of up to $16,573,250,000 of Debt Securities (the "Debt Securities") and Warrants to purchase the Debt Securities (the "Warrants").

     We are special tax counsel to the Company in connection with the Prospectus. The statements in the Prospectus under the heading "Certain United States Tax Documentation Requirements" and "United States Taxation of Non-United States Persons," to the extent they constitute matters of federal tax law or legal conclusions with respect thereto, have been prepared or reviewed by us and, in our opinion, are correct in all material respects. In rendering this opinion, we have relied without independent investigation on the description of the Debt Securities set forth in the Prospectus. We hereby consent to the reference to this firm in the Prospectus under the headings "United States Taxation of Non-United States Persons," and "Legal Opinions."

     We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable law which may hereafter occur.


                                       Very truly yours,

                                       /s/ Sidley Austin Brown & Wood




        Sidley Austin Brown & Wood is an Illinois general partnership.